Exhibit No. (10)d

KIMBERLY-CLARK CORPORATION

EXECUTIVE OFFICER ACHIEVEMENT AWARD PROGRAM

(as amended effective November 12, 2008)

1.	PURPOSE

This Executive Officer Achievement Award Program (“EOAAP” or the “Plan”) is amended effective November 12, 2008. The purpose of EOAAP is to further unite the interests of the stockholders of Kimberly-Clark Corporation (the “Company”) and its executive officers through the annual payment of performance-based incentive compensation to each participating executive in the form of a cash award.

2.	ELIGIBILITY

Employees eligible to participate in EOAAP (the “Participants”) shall be limited to the Chief Executive Officer and other executive officers of the Company (within the meaning of Rule 3b-7 of the Securities Exchange Act of 1934 as amended from time to time) as of March 30 of each calendar year (“performance year”) who shall receive awards under the Plan for such performance year. An individual who becomes an executive officer after March 30 and on or before October 1 of a calendar year shall receive an award as provided in Section 3.

3.	AWARDS

Subject to the Compensation Committee’s discretion to reduce such awards, each Participant shall be entitled to an award for each performance year equal to 0.3 percent of the Company’s earnings before unusual items. The Company’s independent auditors will review the Company’s calculation of the award amount and confirm its mathematical accuracy to the Compensation Committee.

An individual who becomes a Participant after March 30 and on or before October 1 of a performance year shall receive an award for that performance year based on the earnings before unusual items of the Company for each calendar quarter following the quarter in which the individual becomes an executive officer.

4.	PAYMENT OF AWARDS; COMPENSATION COMMITTEE DISCRETION TO REDUCE

As soon as practicable after the end of each performance year, the Company’s independent auditors shall report to the Compensation Committee the Company’s earnings before unusual items and the Compensation Committee shall certify the amount of each award for that year under the provisions of this Plan.

The Compensation Committee, in its sole discretion, based on any factors the Compensation Committee deems appropriate, may reduce the award to a Participant in any year (including reduction to zero if the Compensation Committee so determines). The Compensation Committee shall make a determination of whether and to what extent to reduce awards under the Plan for each year at such time or times as the Compensation Committee shall deem appropriate. The reduction in the amount of an award to a Participant for a performance year shall have no effect on the amount of the award to any other Participant for such year.

Payments of awards to Participants who are employees of subsidiaries of the Company shall be paid directly by such subsidiaries.

A Separation from Service for any reason prior to the payment of the award may result in a pro rata or other reduction to the amount of the award that would otherwise be payable on such basis as shall be determined fair and equitable by the Compensation Committee in its discretion and any such award shall be paid no later than 60 days following the end of the performance year. A Separation from Service means a termination of employment with the Company or any Subsidiary. A Separation from Service with the Corporation or a Subsidiary to accept immediate reemployment with the Corporation or a Subsidiary likewise shall not be deemed to be a Separation from Service for purposes of the Plan. A Separation from Service will also be deemed to have occurred if the Employee’s services with the Company or any Subsidiary is reduced to an annual rate that is 20 percent or less of the services rendered, on average, during the immediately preceding three years of employment (or if employed less than three years, such lesser period). Subsidiary means any domestic or foreign corporation at least twenty percent (20%) of whose shares normally entitled to vote in electing directors is owned directly or indirectly by the Corporation or by other Subsidiaries, provided, however, that “at least fifty percent (50%)” shall replace “at least twenty percent (20%)” where there is not a legitimate business criteria for using such lower percentage.

Notwithstanding any provision of EOAAP, no award shall be paid to a Participant who, in any calendar year, has discharged his principal accountabilities in a manner deemed unacceptable by the Chief Executive Officer. Participants under the EOAAP will be ineligible for awards relating to the same calendar quarter under the Company’s Management Achievement Award Program.

Awards shall be paid in cash no later than 60 days following the end of the performance year, provided, however, should any payments under this Plan be delayed no interest will be owed to the Participant with respect to such late payment.

5.	GENERAL PROVISIONS

The Plan shall be administered by the Compensation Committee. The Compensation Committee, in its sole discretion, shall have the power to interpret and construe the Plan; provided, however, that no such action or determination may increase the amount of compensation payable that would otherwise be due in a manner that would result in the disallowance of a deduction to the Company under Section 162(m) of the Code or any successor section. Any interpretation or construction of any provisions of the Plan by the Compensation Committee shall be final and conclusive upon all persons. No member of the Board or the Compensation Committee shall be liable for any action or determination made in good faith.

This Plan is intended to be compliant with Section 409A of the Code and the guidance promulgated thereunder. Notwithstanding any other provision of this Plan, the Company and the Compensation Committee shall administer and interpret the Plan, and exercise all authority and discretion under the Plan, to satisfy the requirements of Code Section 409A and the guidance promulgated thereunder and any noncompliant provisions of this Plan will either be void or deemed amended to comply with Section 409A of the Code and the guidance promulgated thereunder.

“Compensation Committee” means the Management Development and Compensation Committee of the Board of Directors of the Company, provided that if the requisite number of members of the Compensation Committee are not Disinterested Persons, the Plan shall be administered by a committee, all of whom are Disinterested Persons, appointed by the Board and consisting of two or more directors with full authority to act in the matter.

Except as provided in this Plan, no right of any Participant shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, attachment, garnishment, execution, levy, bankruptcy, or any other disposition of any kind, whether voluntary or involuntary, prior to actual payment of an award. No Participant, or any other person, shall have any interest in any fund, or in any specific asset or assets of the Company, by reason of an award that has been made but has not been paid or distributed.

Nothing contained in the EOAAP shall be construed as a contract of employment or as a right of any Participant to be continued in the employment of the Company, or as a limitation on the right of the Company to discharge any Participant with or without cause.

The Compensation Committee may at any time amend, suspend, or discontinue the Plan or alter or amend any or all awards under the Plan to the extent (1) permitted by law and (2) that such action would not result in the disallowance of a deduction to the Company under Section 162(m) of the Code or any successor section (including the rules and regulations promulgated thereunder); provided, however, that if any of the foregoing requires the approval by stockholders of any such amendment, suspension or discontinuance, then the Compensation Committee may take such action subject to the approval of the stockholders. No such amendment, suspension, or discontinuance of the Plan shall, without the consent of the Participant, adversely alter or change any of the rights or obligations under any awards previously granted the Participant. In the case of a Participant employed outside the United States, the Compensation Committee may vary the provisions of the Plan as it may deem appropriate to conform to local laws, practices and procedures. Further, unless the stockholders of the Company shall have first approved thereof, no amendments shall be made which shall increase the maximum amount of any award above the amount determined by the formula described in Section 3 in any year.

3